EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT entered into this 26th day of October, 2004 between MoneyGram International, Inc., a Delaware corporation (hereinafter called “Employer”), and Philip W. Milne (hereinafter called “Employee”),

WITNESSETH:

1. Employment

Employer hereby employs Employee and Employee hereby agrees to serve Employer in the capacity hereinafter described for the employment term hereinafter set forth. Employee shall be elected to the Board of Directors of MoneyGram International, Inc.; in addition he shall be the President and Chief Executive Officer (CEO) of MoneyGram International, Inc. at its headquarters in St. Louis Park, Minnesota. Employee agrees (a) to serve in such position or in any other senior executive position to which he may be elected or appointed by Employer’s Board of Directors during the term of this Agreement, (b) to devote his best efforts, energies, skill and all of his working time to the discharge of the duties and responsibilities as President and CEO, and (c) to perform his tasks to Employer’s reasonable satisfaction.

2. Compensation and Benefits

As remuneration for services performed hereunder, Employee shall receive the salary, benefits and incentive compensation that are listed on Schedule “A”, attached.

3. Term

This Agreement is effective commencing as of July 1, 2004, and shall terminate on July 31, 2005.

4. Termination

Employer may terminate this Agreement at any time if:

(a) Employee, by reason of physical or mental illness, shall have been unable to perform satisfactorily the services to be rendered by him hereunder for a consecutive period of one hundred eighty (180) days. Should such incapacity occur, Employee shall be entitled to the retirement benefits as provided on Schedule “A”.

(b) Employee should be convicted of a felony or a crime involving moral turpitude, fraud, or dishonesty, or commit an act which, in the judgment of a majority of Employer’s Board of Directors, as evidenced by action recorded in the official minutes of a meeting of such Directors, subjects Employer, or its Subsidiaries to public disrespect, scandal or ridicule or adversely affects the utility of Employee’s services to Employer..

(c) Employee should be requested by a majority of the Board of Directors to resign from the Employer as an officer and Board member. The Employee, in such case, shall be entitled to all Compensation and Benefits listed on Schedule “A” for the remaining term of this Agreement.

5. Chief Executive Officer

Employee shall report to the Chairman of the Board of MoneyGram International, Inc. in discharging his duties and responsibilities as President and CEO.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the 26th day of October 2004.

By:/s/ Jess Hay

Jess Hay For the Board of Directors

ATTEST:

By:	/s/ Teresa Johnson	/s/ Philip W. Milne

	Teresa Johnson Vice President, General Counsel and Secretary	Philip W. Milne

SCHEDULE “A”

PRESIDENT AND CHIEF EXECUTIVE OFFICER
(Effective as of July 1, 2004)

Base Salary	$575,000 (37% increase - salary to be reviewed again in February 2005)
(Current Salary: $420,000)
MIP Target Bonus %	80% (Current Target Bonus: 55%)
Stock Options	Eligible
Performance-Based Restricted Stock	Eligible
First-Class Air Travel	Eligible
Company Paid AD&D	$300,000 Company Paid
Executive Severance Plan	MoneyGram International, Inc. Executive Severance Plan (Tier I)
Health Club	Monthly Dues
Luncheon Club	Monthly Dues
Country Club	Monthly Dues
Financial Counseling and Tax Planning Services	Eligible
Executive Medical	Provides supplemental coverage to the base plan, including co-pays and deductibles - $4,000/year limit
Parking	Reserved Company-paid Parking
Executive Physical	Eligible
Supplemental Executive Retirement Plan	Travelers Express SERP
Automobile	Level I Auto